Exhibit 10.18

Dated 22 December 2021

Royal Caribbean Cruises Ltd.	(1)
(the Borrower)

Citibank N.A., London Branch	(2)
(the Global Coordinator)

SMBC Bank International plc	(3)
(the ECA Agent)

Citibank Europe plc, UK Branch	(4)
(the Facility Agent)

The banks and financial institutions listed in Schedule 1	(5)
(the Mandated Lead Arrangers)

The banks and financial institutions listed in Schedule 1	(5)
(the Lenders)

Amendment Agreement in connection with
the Credit Agreement in respect of
"CELEBRITY EDGE " (ex Hull J34)

Contents

Clause		Page

1	Interpretation and definitions	1

2	Amendment of the Existing Credit Agreement	2

3	Conditions of effectiveness of Amended Credit Agreement	2

4	Representations,Warranties and Undertakings	4

5	Incorporation of Terms	5

6	Fees, Costs and Expenses	5

7	Counterparts	5

8	Governing Law	5

Schedule 1 Finance Parties		6

Schedule 2 Form of Amendment Effective Date confirmation – Hull J34		7

Schedule 3 Amendments to the Existing Credit Agreement		8

Schedule 4 Form of Guarantor Confirmation Certificate		15

THIS AMENDMENT AGREEMENT (this Amendment) is dated 22 December 2021 and made BETWEEN:

(1)	Royal Caribbean Cruises Ltd. (a corporation organised and existing under the laws of the Republic of Liberia) (the Borrower);

(2)	Citibank N.A., London Branch as global coordinator (the Global Coordinator);

(3)	Citibank Europe plc, UK Branch as facility agent (the Facility Agent);

(4)	SMBC Bank International plc as ECA agent (the ECA Agent);

(5)	The banks and financial institutions listed in Schedule 1 as mandated lead arrangers (the Mandated Lead Arrangers); and

(6)	The banks and financial institutions listed in Schedule 1 as lenders (the Lenders).

WHEREAS:

(A)	The Borrower, the Global Coordinator, the Facility Agent, the ECA Agent, the Mandated Lead Arrangers and the Lenders are parties to a credit agreement, dated as of 22 June 2016 (as novated, amended and restated pursuant to a novation agreement dated 22 June 2016, and as further amended and restated from time to time prior to the date of this Amendment, the Existing Credit Agreement), in respect of the vessel named “CELEBRITY EDGE” (formerly Hull no. J34) (the Vessel) whereby it was agreed that, subject to the terms and conditions therein, the Lenders would advance (and have advanced) their respective Commitment of an aggregate amount not exceeding the Maximum Loan Amount.

(B)	The Borrower has, pursuant to a consent request letter dated 8 December 2021, requested that the Existing Credit Agreement be amended on the basis set out in this Amendment to reflect certain amendments to the financial covenants set out in Section 7.2.4 of the Existing Credit Agreement.

(C)	In connection with the arrangements referred to in Recital (B) above, the Parties wish to amend the Existing Credit Agreement on the basis set out in this Amendment.

NOW IT IS AGREED as follows:

1	Interpretation and definitions

1.1	Definitions in the Existing Credit Agreement

(a)	Unless the context otherwise requires or unless otherwise defined in this Amendment, words and expressions defined in the Existing Credit Agreement shall have the same meanings when used in this Amendment.

(b)	The principles of construction set out in the Existing Credit Agreement shall have effect as if set out in this Amendment.

1.2	Definitions

In this Amendment:

Amended Credit Agreement means the Existing Credit Agreement as amended in accordance with this Amendment.

Amendment Effective Date has the meaning set forth in clause 3.

Fee Letter means any letter between any Finance Party and the Borrower setting out the fees payable in connection with this Amendment.

Finance Parties means the Facility Agent, the ECA Agent, the Mandated Lead Arrangers and the Lenders.

Party means each of the parties to this Amendment.

1.3	Third party rights

Other than BpiFAE in respect of the rights of BpiFAE under the Loan Documents, unless expressly provided to the contrary in a Loan Document, no term of this Amendment is enforceable under the Contracts (Rights of Third Parties) Act 1999 by any person who is not a Party.

1.4	Designation

Each of the Parties designates this Amendment as a Loan Document.

2	Amendment of the Existing Credit Agreement

In consideration of the mutual covenants in this Amendment, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree that, subject to the satisfaction of the conditions precedent set forth in clause 3.1, the Existing Credit Agreement shall, with effect on and from the Amendment Effective Date, be (and it is hereby) amended in accordance with the amendments set out in Schedule 3 and (as so amended) will continue to be binding upon each of the Borrower and the Finance Parties in accordance with its terms as so amended.

3	Conditions of effectiveness of Amended Credit Agreement

3.1	The Amended Credit Agreement shall become effective in accordance with the terms of this Amendment on the date (the Amendment Effective Date) upon which each of the following conditions has been satisfied to the reasonable satisfaction of the Facility Agent:

(a)	the Facility Agent shall have received from the Borrower:

(i)	a certificate of its Secretary or Assistant Secretary as to the incumbency and signatures of those of its officers authorised to act with respect to this Amendment and as to the truth and completeness of the attached resolutions of its Board of Directors then in full force and effect authorising the execution, delivery and performance of this Amendment, and upon which certificate the Lenders may conclusively rely until the Facility Agent shall have received a further certificate of the Secretary or Assistant Secretary of the Borrower cancelling or amending such prior certificate; and

(ii)	a Certificate of Good Standing issued by the relevant Liberian authorities in respect of the Borrower;

(b)	the Facility Agent shall have received from each Guarantor a certificate (substantially in the form set out in Schedule 4), signed by a duly authorised officer of that Guarantor:

(i)	confirming that:

(A)	the relevant Guarantor acknowledges the amendments to the Existing Credit Agreement contained in this Amendment;

(B)	the relevant Guarantee and each other Loan Document to which that Guarantor is a party shall remain and continue in full force and effect notwithstanding the amendment of the Existing Credit Agreement pursuant to this Amendment;

(C)	the relevant Guarantee shall extend to any new obligations assumed by the Borrower under the Amended Credit Agreement; and

(D)	continuing to guarantee the amended obligations of the Borrower does not cause any borrowing, guaranteeing or similar limit binding on the relevant Guarantor to be exceeded; and

(ii)	evidencing the authority of the relevant officer to execute that certificate and to provide the confirmations referred to in paragraph (i) above,

together with such evidence from legal counsel to the Facility Agent as the Lenders may require as to the continued effectiveness of the Guarantees relative to the arrangements contemplated by this Amendment;

(c)	the Facility Agent shall have received a duly executed copy of each Fee Letter;

(d)	the Facility Agent shall have received evidence that all invoiced expenses of the Facility Agent (including the agreed fees and expenses of counsel to the Facility Agent) required to be paid by the Borrower pursuant to clause 6 below, and all other documented fees and expenses that the Borrower has otherwise agreed in writing to pay to the Facility Agent, have been paid or will be paid promptly upon being demanded;

(e)	the ECA Agent and the Facility Agent shall have received evidence satisfactory to the ECA Agent and the Facility Agent (acting on the instructions of the Lenders) that BpiFAE has approved the arrangements referred to in this Amendment;

(f)	the Facility Agent shall have received opinions, addressed to the Facility Agent (and capable of being relied upon by each Lender) from:

(i)	Watson Farley & Williams LLP, counsel to the Borrower, as to matters of Liberian law (and being issued in substantially the same form as the corresponding Liberian legal opinion issued in respect of the Fifth Supplemental Agreement); and

(ii)	Norton Rose Fulbright LLP, counsel to the Facility Agent as to matters of English law (and being issued in substantially the same form as the corresponding English legal opinion issued in respect of the Fifth Supplemental Agreement), or, where applicable, a written approval in principle (which can be given by email) by either of the above counsel of the arrangements contemplated by this Amendment and a confirmation that a formal opinion will follow promptly after the Amendment Effective Date;

(g)	the representations and warranties set out in clause 4 are true and correct in all material respects (except for such representations and warranties that are qualified by materiality or non-existence of a Material Adverse Effect (which shall be accurate in all respects)) as of the Amendment Effective Date;

(h)	no Event of Default or Prepayment Event shall have occurred and be continuing or would result from the amendment of the Existing Credit Agreement pursuant to this Amendment;

(i)	the Borrower shall, as required pursuant to clause 5, have provided a letter to the Facility Agent which confirms that RCL Cruises Ltd has accepted its appointment as process agent in respect of this Amendment; and

(j)	the Facility Agent shall have received from the Borrower such documentation and information as any Finance Party may reasonably request through the Facility Agent to comply with "know your customer" or similar identification procedures under all laws and regulations applicable to that Finance Party.

3.2	The Facility Agent shall notify the Lenders and the Borrower of the Amendment Effective Date by way of a confirmation in the form set out in Schedule 2 and such confirmation shall be conclusive and binding.

4	Representations, Warranties and Undertakings

(a)	Each of the representations and warranties in:

(i)	Article VI of the Amended Credit Agreement (excluding Section 6.10 of the Amended Credit Agreement); and

(ii)	clause 3(b) of the Fourth Supplemental Agreement,

are deemed to be made by the Borrower on the date of this Amendment and the Amendment Effective Date, in each case as if reference to the Loan Documents in each such representation and warranty was a reference to this Amendment and each officer certificate referred in clause 3.1(b), and as if the Amended Credit Agreement was effective at the time of each such repetition.

(b)	In addition to the representations and warranties referred to in paragraph (a) above, the Borrower:

(i)	represents and warrants to the Facility Agent and each Lender that if and to the extent any of the Borrower’s Bank Indebtedness include a fixed charge coverage ratio and/or net debt to capitalisation ratio commitment, such fixed charge coverage ratio and/or net debt to capitalization ratio commitment (and their definitions) are substantially aligned with the Fixed Charge Coverage Ratio and the Net Debt to Capitalization Ratio respectively (and their definitions) ignoring for this purpose, if applicable, any differences in their definitions which the Borrower in good faith considers immaterial in giving this representation and any differences arising from the application of differing governing laws applicable to any such Bank Indebtedness;

(ii)	represents and warrants to the Facility Agent and each Lender that the Borrower is negotiating amendments to each other ECA Financing which shall, upon entry into of the relevant amendment agreement in respect of that ECA Financing, contain amendments that will be consistent with, and on the same substantive terms as, the amendments to be contained in the Amended Credit Agreement; and

(iii)	covenants and undertakes with the Facility Agent that, in relation to each amendment agreement to the finance documents in respect of each other ECA Financing containing the amendments referred to in paragraph (ii) above, it will liaise with counsel to the facility agent under each such other ECA Financing to sign and lodge counterparts of such amendment agreements on the understanding that they will become effective at or around the same time as the Amendment Effective Date or, if and to the extent that the Facility Agent receives evidence satisfactory to it that BpiFAE has permitted this and provided that all such amendment agreements shall take effect no later than 31 December 2021, promptly after the Amendment Effective Date.

5	Incorporation of Terms

The provisions of Section 11.2 (Notices), Section 11.6 (Severability) and Subsections 11.14.2 (Jurisdiction), 11.14.3 (Alternative Jurisdiction) and 11.14.4 (Service of Process) of the Existing Credit Agreement shall be incorporated into this Amendment as if set out in full in this Amendment and as if references in those sections to “this Agreement” were references to this Amendment and references to each Party are references to each Party to this Amendment.

6	Fees, Costs and Expenses

6.1	The Borrower shall pay to the Facility Agent (for its own account and for the account of the Lenders (as applicable)) and each other relevant Finance Party the fees in the amounts and at the times agreed in the Fee Letters.

6.2	The payment of the above fees shall be made free and clear of any deduction, restriction or withholding and in immediately available freely transferable cleared funds to such account(s) as the Facility Agent shall notify the Borrower of in advance or, where applicable, in the relevant Fee Letter.

6.3	The Borrower agrees to pay on demand all reasonable out-of-pocket costs and expenses of:

(a)	the Facility Agent in connection with the preparation, execution, delivery and administration, modification and amendment of this Amendment and the documents to be delivered hereunder or thereunder; and

(b)	any Lender in connection with the preparation, execution, delivery and administration, modification and amendment of any security or other documents executed or to be executed and delivered as a consequence of the parties entering into this Amendment and any other documents to be delivered under this Amendment,

(including the reasonable and documented fees and expenses of counsel for the Facility Agent with respect hereto and thereto as agreed with the Facility Agent) in accordance with the terms of Section 11.3 (Payment of Costs and Expenses) of the Existing Credit Agreement.

7	Counterparts

This Amendment may be executed in any number of counterparts and by the different Parties on separate counterparts, each of which when so executed and delivered shall be an original but all counterparts shall together constitute one and the same instrument. The Parties acknowledge and agree that they may execute this Amendment and any variation or amendment to the same, by electronic instrument. The Parties agree that the electronic signatures appearing on the document shall have the same effect as handwritten signatures and the use of an electronic signature on this Amendment shall have the same validity and legal effect as the use of a signature affixed by hand and is made with the intention of authenticating this Amendment, and evidencing the Parties’ intention to be bound by the terms and conditions contained herein. For the purposes of using an electronic signature, the Parties authorise each other to conduct the lawful processing of personal data of the signers for contract performance and their legitimate interests including contract management.

8	Governing Law

This Amendment, and all non-contractual obligations arising in connection with it, shall be governed by and construed in accordance with English law.

The Parties have executed this Amendment the day and year first before written.

Schedule 1
Finance Parties

Facility Agent

Citibank Europe plc, UK Branch

ECA Agent

SMBC Bank International plc

Mandated Lead Arrangers

Banco Bilbao Vizcaya Argentaria, S.A., Paris Branch

Banco Santander, S.A. Paris Branch

Citibank N.A., London Branch

HSBC Continental Europe

Société Générale

SMBC Bank International plc

Lenders

Banco Bilbao Vizcaya Argentaria, S.A., Paris Branch

Banco Santander, S.A. Paris Branch

Citibank N.A., London Branch

HSBC France

Société Générale

SMBC Bank International plc

SFIL

Schedule 2
Form of Amendment Effective Date confirmation – Hull no. J34

To:        Royal Caribbean Cruises Ltd.

“CELEBRITY EDGE" (Hull no. J34)

We, Citibank Europe plc, UK Branch, refer to the amendment agreement dated [●] 2021 (the Amendment) relating to a credit agreement dated as of 22 June 2016 (as previously novated, amended, supplemented and/or restated from time to time) (the Credit Agreement) made between (among others) the above named Royal Caribbean Cruises Ltd. as the Borrower, the financial institutions listed in it as the Lenders and ourselves as the Facility Agent in respect of a loan to the Borrower from the Lenders of up to the Maximum Loan Amount (as defined in the Credit Agreement).

We hereby confirm that all conditions precedent referred to in clause 3.1 of the Amendment have been satisfied. In accordance with clause 3 of the Amendment, the Amendment Effective Date is the date of this confirmation and the amendment of the Credit Agreement in accordance with the Amendment is now effective.

Dated: [●] 2021

Signed:

For and on behalf of

Citibank Europe plc, UK Branch

(as Facility Agent)

Schedule 3
Amendments to the Existing Credit Agreement

LIST OF AMENDMENTS TO THE RCCL EDGE 1 CREDIT AGREEMENT

Schedule 3

It is acknowledged and agreed that, with effect from the Amendment Effective Date, the Existing Credit Agreement shall be amended as follows:

1	the following new definitions shall be inserted into Section 1.1 (Defined Terms) of Article 1 (Definitions and accounting terms) in alphabetical order to read:

“2023 Converted Debt” means the aggregate amount of debt securities issued by the Borrower pursuant to the 2023 Convertible Notes Indenture which are, in accordance with the provisions of the said 2023 Convertible Notes Indenture, converted, or to be converted, into equity securities of the Borrower on the 2023 Maturity Date.”

“2023 Convertible Notes Indenture” means that certain Indenture, dated as of June 9, 2020, (as amended, supplemented, extended, refinanced, replaced and/or otherwise modified from time to time) in respect of the $1,150,000,000 4.250% convertible senior notes due 2023, by and among the Borrower as issuer and THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as trustee.”

“2023 Maturity Date” has the meaning given to the term Maturity Date in the 2023 Convertible Notes Indenture (and being June 15, 2023).”

"Annualized Net Cash from Operating Activities" means, with respect to any calculation of net cash from operating activities for any period:

(a)	in the case of the period of four consecutive Fiscal Quarters ending with the first Fiscal Quarter ending after the last day of the Fiscal Quarter ending on September 30, 2022, the product of (A) net cash from operating activities for such first Fiscal Quarter and (B) four,

(b)	in the case of the period of four consecutive Fiscal Quarters ending with the second Fiscal Quarter ending after the last day of the Fiscal Quarter ending on September 30, 2022, the product of (i) the sum of net cash from operating activities for such second Fiscal Quarter and the immediately preceding Fiscal Quarter and (ii) two; and

(c)	in the case of the period of four consecutive Fiscal Quarters ending with the third Fiscal Quarter ending after the last day of the Fiscal Quarter ending on September 30, 2022, the product of (i) the sum of net cash from operating activities for such third Fiscal Quarter and the two immediately preceding Fiscal Quarters and (ii) four-thirds, in each case determined in accordance with GAAP as shown in the Borrower’s consolidated statements of cash flows for such period."

2	the definition of "Covenant Modification Date" in Section 1.1 (Defined Terms) of Article 1 (Definitions and accounting terms) shall be deleted in its entirety

3	the definition of "Fixed Charge Coverage Ratio" in Section 1.1 (Defined Terms) of Article 1 (Definitions and accounting terms) shall be deleted in its entirety and replaced as follows to read:

“Fixed Charge Coverage Ratio” means, as of the end of any Fiscal Quarter, the ratio computed for the period of four consecutive Fiscal Quarters ending on the close of such Fiscal Quarter of:

a)

(i)	save as provided in a) ii) below, net cash from operating activities (determined in accordance with GAAP) for such period; or

(ii)	in the case of the end of each of the first three Fiscal Quarters ending after the last day of the Fiscal Quarter ending on September 30, 2022, the Annualized Net Cash from Operating Activities for such relevant Fiscal Quarter, to;

b)	the sum of:

(i)	dividends actually paid by the Borrower during such period (including, without limitation, dividends in respect of preferred stock of the Borrower); plus

(iii)	scheduled cash payments of principal of all debt less New Financings (determined in accordance with GAAP, but in any event including Capitalized Lease Liabilities) of the Borrower and its Subsidiaries for such period."

4	the definition of "Stockholders' Equity" in Section 1.1 (Defined Terms) of Article 1 (Definitions and accounting terms) shall be deleted in its entirety and replaced as follows to read:

"Stockholders’ Equity" means, as at any date, the Borrower’s stockholders’ equity on such date, excluding Accumulated Other Comprehensive Income (Loss), determined in accordance with GAAP and which shall, for the purposes of determining the level of Stockholders’ Equity for the purposes of assessing compliance with the financial covenant contained in Section 7.2.4.c.:

1)	for the Fiscal Quarter ended March 31, 2023, also include the 2023 Converted Debt in the amount of $1,150,000,000 as reduced by (i) the value of the 2023 Converted Debt that the Borrower has elected to settle in cash (rather than equity) in accordance with section 14.02 of the 2023 Convertible Notes Indenture and (ii) the value of any new equity the Borrower issues in order to settle in equity that 2023 Converted Debt obligation; and

2)	for the avoidance of doubt, when calculating the Stockholders’ Equity for the purposes of determining the Borrower’s compliance with the financial covenant in Section 7.2.4.c.:

A	for all periods starting after December 31, 2022, any outstanding 2023 Converted Debt will be accounted for as equity at any time until the 2023 Maturity Date (and, in the case of the Fiscal Quarter ended March 31, 2023, in accordance with calculations set out in paragraph 1) above); and

B	from the 2023 Maturity Date, only such part of the 2023 Converted Debt as has actually been converted into equity securities by the 2023 Maturity Date shall be included in determining the level of Stockholders’ Equity for the purposes of assessing compliance with the financial covenant contained in Section 7.2.4.c provided that:

a)	any non-cash charge to Stockholders’ Equity resulting (directly or indirectly) from a change after the Signing Date in GAAP or in the interpretation thereof shall be disregarded in the computation of Stockholders’ Equity such that the amount of any reduction thereof resulting from such change shall be added back to Stockholders’ Equity;

b)	any non-cash write-off to Stockholders’ Equity with respect to the Fiscal Year ended December 31, 2020 shall be disregarded in the computation of Stockholders’ Equity such that the amount of any reduction thereof resulting from such write-offs shall be added back to Stockholders’ Equity;

c)	any non-cash write-off to Stockholders’ Equity with respect to the Fiscal Year ended December 31, 2021 or December 31, 2022 (excluding any such write-offs to goodwill with respect to either such Fiscal Year) shall be disregarded in the computation of Stockholders’ Equity such that the amount of any reduction thereof resulting from such write-off shall be added back to Stockholders’ Equity; provided that the aggregate amount of such write-offs added back to Stockholders’ Equity pursuant to this clause (c) shall not exceed the greater of (i) 10.0% of the total assets of the Borrower and its Subsidiaries taken as a whole as determined in accordance with GAAP as at the last day of the most recently ended Fiscal Quarter and (ii) $3,000,000,000;

d)	any non-cash write-off to such part of the Borrower’s goodwill as existed on the Borrower’s balance sheet as of December 31, 2020 (namely $809,480,000) in respect of the Fiscal Years ended December 31, 2021, December 31, 2022, December 31, 2023 and December 31, 2024, shall be disregarded in the computation of Stockholders’ Equity such that the amount of any reduction thereof resulting from such write-offs shall be added back to Stockholders’ Equity; and

e)	“net loss attributable to Royal Caribbean Cruises Ltd.” (but excluding any net loss associated with an impairment or write-off added back pursuant to clause (b), clause (c) or clause (d) above), determined in accordance with GAAP as shown in the Borrower’s consolidated statement of comprehensive (loss) income, attributable to the Fiscal Years ending December 31, 2021 and December 31, 2022 shall be added back to Stockholders’ Equity; provided that the aggregate amount added back to Stockholders’ Equity pursuant to clause (c) above and this clause (e) shall not exceed $4,500,000,000, and provided further that unless the Borrower, the Facility Agent and the ECA Agent (acting upon the instructions of BpiFAE) have agreed otherwise in writing:

(i)	if, by no later than the date (the “Add Back End Date”) falling 30 days after the end of the Fiscal Quarter ending June 30, 2025, BpiFAE has issued its written consent (the “Add Back Transition Consent”) to the arrangements set out below, the aggregate amount of the add backs made pursuant to paragraphs (b) to (e) above shall automatically be reduced successively by 25 per cent of such aggregate amount in the last Fiscal Quarter of each of the four (4) Fiscal Years commencing January 1, 2025 so as to reduce to zero any such add backs by, and in the assessment of, the Fiscal Year ended December 31, 2028; and

(ii)	if BpiFAE has not issued the Add Back Transition Consent by the Add Back End Date, with effect from the Add Back End Date the add backs set out in paragraphs (b) to (e) above shall be removed and accordingly the add backs set out in paragraphs (b) to (e) above shall be reduced to zero for the purposes of, and in the assessment of, the Fiscal Quarter ending September 30, 2025, and any Fiscal Quarter and Fiscal Year occurring thereafter.

For the avoidance of doubt, no item added back to Stockholders’ Equity pursuant to paragraphs (b) to (e) above shall be added back pursuant to any other clause, section or paragraph of this Agreement. For the purposes of paragraphs (i) and (ii) above, where BpiFAE issues the Add Back Transition Consent the ECA Agent shall communicate such consent promptly to the other parties to this Agreement."

5	The following words shall be added in place of the full stop at the end of Section 1.4 (Accounting and Financial Determinations) of Article 1 (Definitions and accounting terms):

“, provided that, for clarification purposes, operating leases recorded as liabilities on the balance sheet due to a change in accounting treatment, or otherwise, shall for all purposes not be treated as Indebtedness, Capital Lease Obligations or Capitalized Lease Liabilities.”

6	Paragraphs (c) and (l) of Section 7.1.1 (Financial Information, Reports, Notices, etc.) of Article VII (Covenants) shall each be deleted in their entirety and replaced as follows to read:

"c.	together with each of the statements delivered pursuant to the foregoing paragraph (a) or (b), a certificate, executed by the chief financial officer, the treasurer or the corporate controller of the Borrower, setting out, as of the last day of the relevant Fiscal Quarter or Fiscal Year, computations as to compliance with the covenants set forth in Section 7.2.4 (in reasonable detail and with appropriate calculations and computations in all respects reasonably satisfactory to the Facility Agent) it being understood and agreed that any such certificate supplied in respect of any Fiscal Quarter ending during the Financial Covenant Waiver Period shall still contain such calculations and computations but shall not be required to demonstrate compliance with the covenants set forth in Section 7.2.4;” ;

“l.	during the period from the Second Deferred Tranche Effective Date until the Minimum Liquidity Cut-off Date (as defined in Section 7.2.4(C)), within five Business Days after the end of each month falling during such period, a certificate, executed by the chief financial officer, the treasurer or the corporate controller of the Borrower, showing, as of the last day of the immediately preceding month, compliance with the covenant set forth in Section 7.2.4(C); provided that if, during such period, the Borrower is not in compliance with the covenant set forth in Section 7.2.4(C) as of the last day of such month, the Borrower shall show compliance with such covenant as of the date such certificate is delivered;”;

7	The last line of Paragraph (o) and the final 4 lines of Section 7.1.1 (Financial Information, Reports, Notices, etc.) of Article VII (Covenants) shall be deleted and replaced and a new Paragraph (p) shall be added as follows to read:

“terms of that Restricted Voluntary Prepayment); and

p. following the later to occur of (i) the end of the Financial Covenant Waiver Period and (ii) the repayment of all sums described as 'Deferred Tranches' in each ECA Financing of the Borrower and its Subsidiaries for which “Deferred Tranches” exist, within 5 Business Days of any Group Member agreeing to any new, modified or substitute financial covenants of the type or similar to the financial covenants set out in Section 7.2.4 in respect of any of its Indebtedness for borrowed money, the Borrower shall provide written notice to the Facility Agent of such agreement (and setting out full details of the relevant new, modified or substitute financial covenants) and, if requested by the Facility Agent (acting upon the instructions of the Required Lenders), the Borrower and the Lenders shall discuss in good faith whether or not such new, modified or substitute financial covenants shall be incorporated into this Agreement and, if agreed, the parties shall promptly enter into an amendment agreement to reflect such agreement, provided that information required to be furnished to the Facility Agent under subsections (a), (b), (g) and (n) of this Section 7.1.1 shall be deemed furnished to the Facility Agent when available free of charge on the Borrower's website at http://www.rclinvestor.com or the SEC's website at http://www.sec.gov.”

8	Section 7.2.4. (Financial Condition) of Article VII (Covenants) shall be deleted in its entirety and replaced as follows to read:

"SECTION 7.2.4. Financial Condition. The Borrower will not permit:

a.	Net Debt to Capitalization Ratio, as at the end of any Fiscal Quarter, to be greater than the applicable level set forth below opposite such Fiscal Quarter under the below heading “Net Debt to Capitalization Ratio”:

Fiscal Quarter Ending	Net Debt to Capitalization Ratio
March 31, 2022	0.775 to 1
June 30, 2022	0.775 to 1
September 30, 2022	0.775 to 1
December 31, 2022	0.750 to 1
March 31, 2023	0.725 to 1
June 30, 2023	0.700 to 1
September 30, 2023	0.675 to 1
December 31, 2023	0.650 to 1
March 31, 2024 and thereafter	0.625 to 1

b.	Fixed Charge Coverage Ratio to be less than 1.25 to 1 as at the last day of any Fiscal Quarter; and

c.	if, at any time, the Senior Debt Rating of the Borrower is less than Investment Grade as given by both Moody's and S&P, Stockholders' Equity to be less than, as at the last day of any Fiscal Quarter, the sum of (i) $4,150,000,000 plus (ii) 50% of the consolidated net income of the Borrower and its Subsidiaries for the period commencing on January 1, 2007 and ending on the last day of the Fiscal Quarter most recently ended (treated for these purposes as a single accounting period, but in any event excluding any Fiscal Quarters for which the Borrower and its Subsidiaries have a consolidated net loss).

In connection with the determination of Stockholders’ Equity for the Fiscal Quarter ended March 31, 2023, the Borrower hereby undertakes that it will act in good faith and will provide to the Facility Agent no later than March 25, 2023 written confirmation of the actual amount of 2023 Converted Debt it has elected to settle (i) in equity, (ii) in cash and (iii) in cash generated from equity issued for the purpose of settling the 2023 Converted Debt obligation in cash, together with copies all notices of conversion provided to the noteholders pursuant to section 14.02 of the 2023 Convertible Notes Indenture.”

9	Section 7.2.4(A) (Most favored lender with respect to Financial Covenants.) of Article VII (Covenants) shall be deleted in its entirety and replaced as follows to read:

“SECTION 7.2.4(A). Most favored lender with respect to Financial Covenants. If from the start of the Financial Covenant Waiver Period until the later to occur of (i) the end of the Financial Covenant Waiver Period and (ii) the repayment of all sums described as 'Deferred Tranches' in each ECA Financing of the Borrower and its Subsidiaries for which “Deferred Tranches” exist any Group Member agrees, in respect of any of its Indebtedness for borrowed money, to any new, modified or substitute financial covenants of the type or similar to the financial covenants set out in Section 7.2.4 above then (a) the Borrower shall notify the Facility Agent in writing within 5 Business Days of such new, modified or substitute financial covenants being agreed with the relevant creditor(s) and (b) if required by the Lenders, the Borrower and the Lenders shall, as soon as practicable thereafter, enter into an amendment to this Agreement to incorporate the new, modified or substitute financial covenants.”

10	Section 7.2.4(C) (Minimum Liquidity) shall be deleted in its entirety and replaced as follows to read:

"SECTION 7.2.4(C). Minimum liquidity.

a.	The Borrower will not allow the aggregate amount of unrestricted cash and Cash Equivalents of the Borrower and its Subsidiaries as determined in accordance with GAAP to be less than the Adjustable Amount as of (a) the last day of any calendar month from the Second Deferred Tranche Effective Date until the earlier to occur of (i) the date of repayment or prepayment of all sums described as 'Deferred Tranches' in each ECA Financing of the Borrower and its Subsidiaries for which “Deferred Tranches” exist and (ii) the Add Back End Date (the “Minimum Liquidity Cut-off Date”), or (b) if the Borrower is not in compliance with the requirements of this Section 7.2.4(C) as of the last day of any calendar month falling prior to the Minimum Liquidity Cut-off Date, the date that the certificate required by Section 7.1.1(l) with respect to such month is delivered to the Facility Agent demonstrating such compliance; and

b.	for the purposes of this Section 7.2.4(C) (Minimum Liquidity), on and from 1 October 2022, the calculation of unrestricted cash and Cash Equivalents shall also include the aggregate amount of any amounts available to be drawn by the Borrower and/or any of its Subsidiaries under committed but undrawn term loan or revolving credit facility agreements where such amounts are to be made available for general corporate purposes or which would, once utilised, otherwise increase the liquidity of the Borrower or the relevant Subsidiary.”

11	Section 9.1.4 (Non-Performance of Certain Covenants and Obligations.) of Article IX (Prepayment Events) shall be deleted in its entirety and replaced as follows to read:

“SECTION 9.1.4. Non-Performance of Certain Covenants and Obligations. The Borrower shall default in the due performance and observance of any of the covenants set forth in Sections 4.12, 7.1.1(p) or 7.2.4 (but excluding Sections 7.2.4(A) and 7.2.4(B) (which shall be regulated in accordance with Section 9.1.11(d) and also excluding Section 7.2.4(C), a breach of which is regulated in accordance with Section 8.1.3); provided that any such default in respect of Section 7.2.4 (but again excluding Section 7.2.4(A) to Section 7.2.4(C) inclusive) that occurs during the Financial Covenant Waiver Period (but without prejudice to the rights of the Lenders in respect of any further breach that may occur following the expiry of the Financial Covenant Waiver Period) shall not (as long as no Event of Default under Section 8.1.5 has occurred and is continuing, or no Prepayment Event under Section 9.1.11 or Section 9.1.12 has occurred, in each case during the Financial Covenant Waiver Period) constitute a Prepayment Event.”

Schedule 4
Form of Guarantor Confirmation Certificate

[Insert name of relevant Guarantor here]

GUARANTOR’S CERTIFICATE

_______________, 2021

This Certificate is delivered on behalf of [Insert name of relevant Guarantor here] (the Guarantor), a [company][corporation] incorporated in [●].

[I][We], [insert name of the authorized officers/directors], the undersigned, in [my][our] capacity as [[a] duly authorized officer[s]] [or][director] of the Guarantor and not in any individual capacity, do hereby confirm in relation to the Agreements (each as more particularly defined in Schedule 1 of this Certificate) as follows:

1.	Unless otherwise defined in this Certificate, words and expressions defined in the Agreements shall have the meanings when used in this Certificate.

2.	The Guarantor is a guarantor under each Agreement.

3.	[I][We] hereby acknowledge on behalf of the Guarantor that each Agreement shall be amended or, as the case may be, amended and restated pursuant to an amendment agreement (each a Vessel Loan Amendment) in order to record the agreement of the respective parties to an amendment of the existing financial covenants and their application (whether or not applicable to some or all of the fixed charge coverage ratio, the net debt to capitalization ratio, the minimum stockholders' equity level and/or minimum liquidity) for the purposes of amending some or all of (i) the method of calculation of cash for purposes of testing the fixed charge coverage ratio during the first 3 quarters following the expiry of the Financial Covenant Waiver Period (as such term is defined in each Agreement), (ii) the method of calculation of stockholders' equity, (iii) the improvement of the level of net debt to capitalization ratio and (iv) the timing of disapplication of the financial covenant applicable to minimum liquidity and to reduce the frequency of the provision of certain financial reporting under some or all of the Agreements, and further to make any other changes to such Agreements and to enter into or amend any other agreements to the extent deemed appropriate by the Borrower.

4.	This Certificate is one of the “certificates” required to be provided pursuant to clause 3.1(b) of each Vessel Loan Amendment and in the context of the requirements of clause 3.1(b) of each Vessel Loan Amendment, [I][we] hereby further acknowledge and confirm on behalf of the Guarantor the following:

a.	the amendments contemplated in the Vessel Loan Amendment for each Agreement and the contents thereof are acknowledged;

b.	the Guarantee given by the Guarantor in each Agreement and each other Loan Document or Finance Document, as the case may be (as defined in each such Agreement) to which the Guarantor is a party shall remain and continue in full force and effect notwithstanding the amendment of each such Agreement pursuant to the Vessel Loan Amendment applicable to it;

c.	the Guarantee given by the Guarantor in each Agreement shall extend to any new obligations assumed by the Borrower under such Agreement as amended by the Vessel Loan Amendment applicable to it; and

d.	continuing to guarantee the amended obligations of the Borrower under the Agreements as amended by the Vessel Loan Amendment applicable to it does not cause any borrowing, guaranteeing or similar limit binding on the Guarantor to be exceeded.

5.	[I][we] hereby confirm that:

a.	the copy of the certificate or articles of incorporation, formation or organization or other comparable organizational document of the Guarantor (collectively, the Organizational Documents); and

b.	the by-laws or operating, management or similar agreements of the Guarantor (collectively, the Operating Documents),

in each case, appended to the Secretary’s Certificate dated [[18][21] December 2020][21 April 2021] (the Original Secretary’s Certificate) remain true and correct on the date of this Certificate and have not been amended, modified or revoked and remain in full force and effect.

6.	[I][we] hereby represent and warrant on behalf of the Guarantor that [I][we] have the authority to sign this Certificate as evidenced by Schedule […] of the Original Secretary’s Certificate (the Authorization). The Authorization has not been modified or rescinded and remains in full force and effect.

7.	[The Guarantor does not have its management or control in Liberia nor does it undertake any business activity in Liberia.

8.	Less than a majority of the shareholders of the Guarantor hereto by vote or value are resident in Liberia.]

9.	This Certificate shall be governed by and construed in accordance with New York law.

[Signature Pages Follow]

IN WITNESS WHEREOF, I have set my hand hereto this _____ day of , 2021.

[insert name]
[state the signatory’s office]

[insert name]
[state the signatory’s office]

Schedule 1

Agreements

[for each Guarantor’s Certificate, include only those Facility Agreements [and Novation Agreements] in respect of which such entity is a Guarantor]

Facility Agreements

OASIS CLASS

1.	Oasis of the Seas: Facility agreement dated as of May 7, 2009 (as amended, supplemented and restated from time to time) in respect of the passenger cruise vessel m.v. “Oasis of the Seas” entered into between, amongst others, RCCL as borrower and the BNP Paribas Fortis S.A./N.V. as Administrative Agent pursuant to which the Lenders agreed to advance (and have advanced) to RCCL as borrower an aggregate amount not exceeding the aggregate of $840,000,000 and Euro 159,429,092.

2.	Harmony of the Seas:

a.	Facility agreement dated 9 July 2013 (as amended, supplemented and restated from time to time) entered into between, amongst others, RCCL as borrower, Société Générale as the Facility Agent (SocGen Facility Agent) and the banks and financial institutions listed therein as Lenders in relation to a Euro term loan facility in respect of the passenger cruise vessel m.v. “Harmony of the Seas” (ex Hull A.34); and

b.	Facility agreement dated 15 April 2014 (as amended, supplemented and restated from time to time) entered into between, amongst others, RCCL as borrower, the SocGen Facility Agent and the banks and financial institutions listed therein as Lenders in relation to a US Dollar term loan facility in respect of m.v. “Harmony of the Seas” (ex Hull A.34).

3.	Symphony of the Seas: Facility agreement dated 30 January 2015 (as amended, supplemented and restated from time to time) entered into between, amongst others, RCCL as borrower, Citibank Euro Plc, UK Branch as the Facility Agent (Citi Facility Agent) and the banks and financial institutions listed therein as Lenders in relation to a US term loan facility in respect of the passenger cruise vessel m.v. “Symphony of the Seas” (ex Hull B.34).

QUANTUM CLASS

1.	Quantum of the Seas: Facility agreement dated 8 June 2011 (as amended, supplemented and restated from time to time) in respect of m.v. “Quantum of the Seas” (builder’s hull no. S-697) entered into between, amongst others, RCCL as borrower, KfW IPEX-Bank GmbH as Hermes agent (in this capacity, the Hermes Agent), KfW IPEX-Bank GmbH as facility agent (in this capacity, the Facility Agent) and the banks and financial institutions listed therein as Lenders in relation to a term loan facility not exceeding the US dollar equivalent of eighty per cent. (80%) of the Contract Price and one hundred per cent (100%) of the Hermes Fee (as such terms are defined therein).

2.	Anthem of the Seas: Facility agreement dated 8 June 2011 (as amended, supplemented and restated from time to time) in respect of m.v. “Anthem of the Seas” (builder’s hull no. S-698) entered into between, amongst others, RCCL as borrower, the Hermes Agent, the Facility Agent and the banks and financial institutions listed therein as Lenders in relation to a term loan facility not exceeding the US dollar equivalent of eighty per cent. (80%) of the Contract Price and one hundred per cent (100%) of the Hermes Fee (as such terms are defined therein).

3.	Ovation of the Seas: Facility agreement dated 31 March 2016 (as amended, supplemented and restated from time to time) in respect of m.v. “Ovation of the Seas” (builder’s hull no. S-699) entered into between, amongst others, RCCL as borrower, the Hermes Agent, the Facility Agent and the banks and financial institutions listed therein as Lenders in relation to a term loan facility not exceeding the US dollar equivalent of eighty per cent. (80%) of the Contract Price and one hundred per cent (100%) of the Hermes Fee (as such terms are defined therein).

4.	Spectrum of the Seas: Facility agreement dated 13 November 2015 (as amended, supplemented and restated from time to time) in respect of m.v. “Spectrum of the Seas” (builder’s hull no. S-700) entered into between, amongst others, RCCL as borrower, the Hermes Agent, the Facility Agent and the banks and financial institutions listed therein as Lenders in relation to a term loan facility not exceeding the US dollar equivalent of eighty per cent. (80%) of the Contract Price and one hundred per cent (100%) of the Hermes Fee (as such terms are defined therein),

5.	Odyssey of the Seas: A facility agreement dated 13 November 2015 (as amended from time to time including by an amendment agreement dated 30 April 2020) in respect of m.v. "Odyssey of the Seas" (builder's hull no. S-713) entered into between, amongst others, RCCL as borrower, the Hermes Agent, the Facility Agent and the banks and financial institutions listed therein as Lenders in relation to a term loan facility not exceeding the US dollar equivalent of eighty per cent. (80%) of the Contract Price and one hundred per cent (100%) of the Hermes Fee (as such terms are defined therein).

SOLSTICE CLASS

1.	Celebrity Solstice: Facility agreement dated 7 August 2008 (as amended from time to time, including by way of a supplemental agreement dated 23 April 2020) in respect of m.v. “Celebrity Solstice” (builder’s hull no. S-675) entered into between, amongst others, RCCL as borrower, the Hermes Agent, KfW IPEX-Bank GmbH as administrative agent (in this capacity, the Administrative Agent) and the banks and financial institutions listed therein as Lenders in relation to a term loan facility not exceeding the US dollar equivalent of €412,000,000.

2.	Celebrity Equinox: Facility agreement dated 15 April 2009 (as amended, supplemented and restated from time to time) in respect of m.v. “Celebrity Equinox” (builder’s hull no. S-676) entered into between, amongst others, Royal Caribbean Cruises Ltd. (RCCL) as borrower, KFW IPEX-Bank GmbH as the Hermes Agent (in this capacity, the Hermes Agent), the Administrative Agent (in this capacity, the Administrative Agent) and the banks and financial institutions listed therein as Lenders in relation to a term loan facility not exceeding the US dollar equivalent of €412,000,000.

3.	Celebrity Eclipse: Facility agreement dated 26 November 2009 (as amended, supplemented and restated from time to time) in respect of m.v. “Celebrity Eclipse” (builder’s hull no. S-677) entered into between, amongst others, RCCL as borrower, the Hermes Agent, the Administrative Agent and the banks and financial institutions listed therein as Lenders in relation to a term loan facility not exceeding the US dollar equivalent of €420,000,000.

4.	Celebrity Silhouette: Facility agreement dated 27 February 2009 (as amended from time to time, including by way of a supplemental agreement dated 22 April 2020) in respect of m.v. “Celebrity Silhouette” (builder’s hull no. S-679) entered into between, amongst others, RCCL as borrower, the Hermes Agent, the Administrative Agent and the banks and financial institutions listed therein as Lenders in relation to a term loan facility not exceeding the US dollar equivalent of €444,000,000.

5.	Celebrity Reflection: Facility agreement dated 19 December 2008 (as amended from time to time, including by way of a supplemental agreement dated 8 April 2020) in respect of m.v. “Celebrity Reflection” (builder’s hull no. S-691) entered into between, amongst others, RCCL as borrower, the Hermes Agent, the Administrative Agent and the banks and financial institutions listed therein as Lenders in relation to a term loan facility not exceeding the US dollar equivalent of €485,600,000.

EDGE CLASS

1.	Celebrity Edge: Facility agreement dated 22 June 2016 (as novated, amended and restated pursuant to a novation agreement dated 22 June 2016, as further amended and restated from time to time) entered into between, amongst others, RCCL as borrower, the Citi Facility Agent and the banks and financial institutions listed therein as Lenders in relation to a US Dollar term loan facility in respect of m.v. “Celebrity Edge” (ex Hull J34).

2.	Celebrity Apex: Facility agreement dated 22 June 2016 (as novated, amended and restated pursuant to a novation agreement dated 22 June 2016, as further amended and restated from time to time) entered into between, amongst others, RCCL as borrower, the Citi Facility Agent and the banks and financial institutions listed therein as Lenders in relation to a US Dollar term loan facility in respect of m.v. “Celebrity Apex” (ex Hull K34).

ICON CLASS

1.	ICON 1: Facility agreement dated 11 October 2017 (as amended from time to time) in respect of the passenger cruise vessel with builder’s hull no. 1400 entered into between, amongst others, RCCL as borrower, the Hermes Agent, the Facility Agent and the banks and financial institutions listed therein as Lenders in relation to a term loan facility not exceeding the US dollar equivalent of eighty per cent. (80%) of the Contract Price and one hundred per cent (100%) of the Hermes Fee, the Finnvera Premium and (if applicable) the Finnvera Balancing Premium (as such terms are defined therein).

2.	ICON 2: Facility agreement dated 11 October 2017 (as amended from time to time) in respect of the passenger cruise vessel with builder’s hull no. 1401 entered into between, amongst others, RCCL as borrower, the Hermes Agent, the Facility Agent and the banks and financial institutions listed therein as Lenders in relation to a term loan facility not exceeding the US dollar equivalent of eighty per cent. (80%) of the Contract Price and one hundred per cent (100%) of the Hermes Fee, the Finnvera Premium and (if applicable) the Finnvera Balancing Premium (as such terms are defined therein).

3.	ICON 3: Facility agreement dated 18 December 2019 (as amended from time to time) in respect of the passenger cruise vessel with builder’s hull no. 1402 entered into between, amongst others, RCCL as borrower, the Hermes Agent, the Facility Agent and the banks and financial institutions listed therein as Lenders in relation to a term loan facility not exceeding the US dollar equivalent of eighty per cent. (80%) of the Contract Price and one hundred per cent (100%) of the Hermes Fee, the Finnvera Premium and (if applicable) the Finnvera Balancing Premium (as such terms are defined therein).

SILVERSEA SHIPS

1.	Evolution 1: Facility agreement dated as of 19 September 2019 (as amended from time to time) in respect of the passenger cruise vessel with builder's hull no. S-719 entered into between, amongst others, RCCL as borrower, the Hermes Agent, the Facility Agent and the banks and financial institutions listed therein as Lenders in relation to a term loan facility not exceeding the US dollar equivalent of eighty per cent (80%) of the Contract Price and one hundred per cent (100%) of the Hermes Fee (as such terms are defined therein).

2.	Evolution 2: Facility agreement dated as of 19 September 2019 (as amended from time to time) in respect of the passenger cruise vessel with builder's hull no. S-720 entered into between, amongst others, RCCL as borrower, the Hermes Agent, the Facility Agent and the banks and financial institutions listed therein as Lenders in relation to a term loan facility not exceeding the US dollar equivalent of eighty per cent (80%) of the Contract Price and one hundred per cent (100%) of the Hermes Fee (as such terms are defined therein).

The facility agreements listed in this Schedule 1, the Agreements.

SIGNATORIES

Amendment agreement in respect of Hull J34

Borrower

Royal Caribbean Cruises Ltd.	)
Name: Antje M.Gibson	) /s/ ANTJE M. GIBSON
Title: Treasurer	)

Global Coordinator

Citibank, N.A., London Branch	)
Name: Alex C Taylor	) /s/ ALEX C. TAYLOR
Title: Managing Director	)

Facility Agent

Citibank Europe plc, UK Branch	)
Name: Claire Crawford	) /s/ CLAIRE CRAWFORD
Title: Vice President	)

ECA Agent

SMBC Bank International plc	)
Name: Herve Billi and H. Kimura	)	/s/ HERVE BILLI
Title: Signatories	)	/s/ H. KIMURA

Mandated Lead Arrangers

Banco Bilbao Vizcaya Argentaria, S.A.,
Paris Branch	)
Name: Luz Barroso and Ana Alonso	) /s/ LUZ BAROSO
Title: Authorised Signatories	) /s/ ANA ALONSO

Banco Santander, S.A., Paris Branch	)
Name: Caroline Pantaleao and Pierre Roserot	) /s/ CAROLINE PANTALEAO
de Melin	) /s/ PIERRE ROSEROT DE MELIN
Title: Head of Middle Office and Chief	)
Administrative Officer	)

Citibank N.A., London Branch	)
Name: Alex C Taylor	) /s/ ALEX C. TAYLOR
Title: Managing Director	)

HSBC Continental Europe	)
Name: Julie Bellais and Francois Duez	) /s/ JULIE BELLAIS
Title: Signatories	) /s/ FRANCOIS DUEZ

Société Générale	)
Name: Valerie Mace	) /s/ VALERIE MACE
Title: Director, Development Structured &	)
Export Finance	)

SMBC Bank International plc	)
Name: Kenji Yanagawa and Masao Yokoyama	) /s/ KENJI YANAGAWA
Title:	) /s/ MASAO YOKOYAMA

Lenders

Banco Bilbao Vizcaya Argentaria, S.A.,
Paris Branch	)
Name: Luz Barroso and Ana Alonso	) /s/ LUZ BAROSO
Title: Authorised Signatories	) /s/ ANA ALONSO

Banco Santander, S.A., Paris Branch	)
Name: Caroline Pantaleao and Pierre Roserot	) /s/ CAROLINE PANTALEAO
de Melin	) /s/ PIERRE ROSEROT DE MELIN
Title: Head of Middle Office and Chief	)
Administrative Officer	)

Citibank N.A., London Branch	)
Name: Alex C Taylor	) /s/ ALEX C. TAYLOR
Title: Managing Director	)

HSBC Continental Europe	)
Name: Julie Bellais and Francois Duez	) /s/ JULIE BELLAIS
Title: Signatories	) /s/ FRANCOIS DUEZ

Société Générale	)
Name: Valerie Mace	) /s/ VALERIE MACE
Title: Director, Development Structured &	)
Export Finance	)

SMBC Bank International plc	)
Name: Kenji Yanagawa and Masao Yokoyama	) /s/ KENJI YANAGAWA
Title:	) /s/ MASAO YOKOYAMA

SFIL	)
Name: Pierre-Marie Debreuille and Emilie	) /s/ PIERRE-MARIE DEBREUILLE
Boissier	) /s/ EMILIE BOISSIER
Title: Signatories	)